EXHIBIT 10.1
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                      FORM OF CHANGE OF CONTROL AGREEMENT































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                          CHANGE OF CONTROL AGREEMENT


     This change of control agreement ("Agreement") is entered into effective as of January 1, 1998, by and between Louis Dreyfus Natural Gas Corp. ("LDNG")
and           ("Executive").
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     WHEREAS, LDNG desires to retain certain key employee personnel and, accordingly, the Board of Directors of LDNG has approved LDNG entering into a change of control agreement with Executive in order to encourage Executive's continued service to LDNG;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, LDNG and Executive agree as follows:

1.   DEFINITIONS.

     (a) "Change in Duties" shall mean the occurrence, within two years after the date upon which a Change of Control occurs, of any one or more of the following:

          (i) a reduction in Executive's annual salary from the level in effect immediately prior to the Change of Control;

         (ii) failure of LDNG or its successor to provide Executive with an annual bonus, incentive compensation or other employee benefits (including but not limited to medical, dental, life insurance, accidental, death and long-term disability plans) that are materially consistent with such annual bonuses, incentive compensation or other employee benefits provided by LDNG or its successor to executives with comparable duties;

        (iii) a significant adverse alteration in the nature or status of Executive's duties, title, responsibilities, or the conditions of Executive's employment from those in effect immediately prior to such Change in Control; or

         (iv) a change in the location of Executive's principal place of employment by LDNG or its successor by more than 50 miles from the location where Executive was principally employed immediately prior to the date on which a Change of Control occurs.

     (b) "Change of Control" shall mean the occurrence after the effective date of this Agreement of:

          (i) An acquisition (other than directly from LDNG) of any voting securities of LDNG (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange

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               Act")) immediately after which such Person has "Beneficial
               Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of LDNG's then outstanding Voting Securities;

         (ii) The individuals who, as of the effective date of this Agreement, are members of the Board of Directors of LDNG (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board of Directors of LDNG (the "Board"); provided, however, that if the election, or nomination for election by LDNG's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "election contest" (as described in Rule 14A-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

        (iii)  Approval by stockholders of LDNG of:

               (A) A merger, consolidation or reorganization involving LDNG, unless:

                    (1) the stockholders of LDNG, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                    (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and

                    (3) no person other than (a) LDNG, any subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by LDNG, the Surviving Corporation, or any subsidiary, (b) S.A. Louis

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                         Dreyfus et Cie ("SALD") or a corporation or other
                         entity that is directly or indirectly more than 50% owned by SALD, or (c) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities;

               (B)  A complete liquidation or dissolution of LDNG; or

               (C) An agreement for the sale or other disposition of all or substantially all of the assets of LDNG to any Person (other than a transfer to a subsidiary).


               Notwithstanding the foregoing, a Change of Control shall not be deemed to occur:

               (i) Solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted percent of the outstanding Voting Securities as a result of the acquisition of Voting Securities by LDNG which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by LDNG, and after such share acquisition by LDNG, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur or

              (ii) By reason of any acquisition of Voting Securities by a corporation or entity that is directly or indirectly at least 50% owned by SALD.

     (c)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (d)  "Compensation" shall mean the sum of:

               (i) Executive's annual salary immediately prior to the date on which a Change of Control occurs; and

              (ii) an annual average bonus computed by dividing the total cash bonuses received by Executive during the three years immediately prior to the date on which a Change of Control occurs by three or, in the event Executive has been employed by LDNG for less than three years prior to

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                    the date on which a Change of Control occurs, the annual
                    average bonus shall be computed by dividing the total cash bonuses received by Executive during the period of employment immediately prior to the date on which a Change of Control occurs (the "Period") by the number, carried to two decimal places, determined by dividing the number of days in the Period by 365.

     (e) "Involuntary Termination" shall mean any termination of Executive's employment with LDNG or its successor other than (i) Termination for Cause, (ii) termination as a result of death or disability under circumstances entitling Executive to benefits under LDNG's long-term disability plan, (iii) Retirement, or (iv) resignation by Executive except resignation on or before the date which is ninety days after the date upon which Executive receives notice of a Change in Duties.

     (f) "Retirement" shall mean Executive's resignation on or after the date Executive reaches age sixty-five.

     (g) "Severance Amount" shall mean an amount equal to two times Executive's Compensation.

     (h) "Termination for Cause" shall mean an Executive's termination of employment with LDNG or its successor because of:

          (i) the continued failure by the Executive to devote reasonable time and effort to the performance of Executive's duties after written demand for improved performance has been delivered to the Executive by LDNG which specifically identifies how Executive has not devoted reasonable time and effort to the performance of Executive's duties; or

         (ii) the willful engaging by Executive in misconduct which is materially injurious to LDNG, monetarily or otherwise.

2. SEVERANCE BENEFITS. If Executive's employment by LDNG or its successor is subject to an Involuntary Termination which occurs within two years after the date upon which a Change of Control occurs, then Executive shall be entitled to receive, as additional compensation for services rendered to LDNG or its successor, a lump sum cash payment in an amount equal to Executive's Severance Amount. The severance benefits payable under this Paragraph shall be paid to Executive on or before the fifth day after the last day of Executive's employment with LDNG or its successor. Any severance benefits paid pursuant to this Paragraph will be deemed to be a severance payment and not compensation for purposes of determining benefits under LDNG's qualified plans and shall be subject to any required tax withholding.

3. PARACHUTE PAYMENT PROVISIONS. If the severance benefits provided for in Paragraph 2, together with any other payments which Executive has the right to receive from LDNG or its successor, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), Executive may elect to have the severance benefits provided hereunder

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       reduced (but not below zero) so that the present value of such total amounts received by Executive from LDNG or its successor will be one dollar ($1.00) less than three times Executive's base amount (as defined in Section 280G of the Code) and so that no portion of such amounts received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code.

4. TERM. Within ninety days after January 1, 2000, and within ninety days after each successive two-year period of time thereafter that this Agreement is in effect, LDNG shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Executive a different agreement. LDNG will notify Executive of such action within said ninety day period. This Agreement shall remain in effect until so terminated and/or modified by LDNG. Failure of LDNG to take any action within said ninety day period shall be considered as an extension of this Agreement for an additional two-year period of time. If a Change of Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification and shall remain in force for a period of two years after such Change of Control, and if within said two years the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms.

5.     GENERAL.

       (a) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of LDNG and any successor of LDNG, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of the Executive and Executive's estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to Executive's estate.

       (b) SEVERABILITY. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

       (c) CONTROLLING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

       (d) RELEASE. As a condition to the receipt of any benefit under Paragraph 2 hereof, Executive shall first execute a release, in the form established by LDNG, releasing LDNG, its shareholders, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive's employment with LDNG or the termination

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            of such employment.

       (e) UNFUNDED OBLIGATION. The obligation to pay amounts under this Agreement is an unfunded obligation of LDNG and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of LDNG.

       (f) NOT A CONTRACT OF EMPLOYMENT. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof effect (i) the right of LDNG to discharge Executive at will or (ii) the terms and conditions of any other agreement between LDNG and Executive except as provided herein. No severance compensation shall be payable hereunder as a result of any termination of employment before a Change of Control.

       (g) NONALIENATION. No benefit payable hereunder may be assigned, pledged or mortgaged and shall not be subject to legal process or attachment for claims of creditors of Executive except to the extent required by applicable law.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on
the       day of March, 1998.
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                  "EXECUTIVE"



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                  "LDNG"

                  LOUIS DREYFUS NATURAL GAS CORP.


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